PRESS RELEASE

                                            Dataram Contact:

                                            Mark Maddocks
                                            Vice President-Finance, CFO
                                            609-799-0071
                                            info@dataram.com



        DATARAM REPORTS FISCAL 2010 FOURTH QUARTER FINANCIAL RESULTS

PRINCETON, N.J. July 29, 2010 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal fourth quarter and year ended April 30, 2010. Revenues for the fourth quarter were $11.9 million, which compares to $5.6 million for the comparable prior year period. Revenues for the fiscal year totaled $44.0 million, which compares to $25.9 million for the comparable prior fiscal year. The Company's Micro Memory Bank business unit, which was acquired in the fourth quarter of the prior fiscal year, generated approximately $3.9 million and $14.0 million in revenues, respectively, in the fourth quarter and current fiscal year versus $0.9 million in the comparable prior year periods.

John H. Freeman, Dataram's president and CEO commented, "Our memory solutions business continued to perform well in our fiscal fourth quarter. The implementation of our sales and marketing strategy coupled with the gradual economic recovery is having a positive effect on demand for our products and our memory business continues to be cash profitable. One of the growth initiatives I previously announced is to strengthen and increase business and relationships with our channel partners. I am pleased to report we more than doubled our business with strategic partners in fiscal 2010. I am confident this initiative and others we have implemented will further drive profitable growth in our memory business."

Mr. Freeman continued, "The development of our XcelaSAN product line continues to progress. XcelaSAN is a unique intelligent Storage Area Network (SAN) optimization solution that delivers substantive application performance improvement to applications such as Oracle, SQL and VMware. XcelaSAN augments existing storage systems by transparently applying intelligent caching algorithms that serve the most active block-level data from high-speed storage, creating an intelligent, virtual solid state SAN. This breakthrough solution allows organizations to dramatically increase the performance of their business-critical applications without the costly hardware upgrades or over-provisioning of storage typically found in current solutions for increased performance. In August, we plan to release enhanced features and functionality which are currently in development to support sales initiatives. These changes increase the products ease of use, ease of installation and interoperability. High Availability systems are expected to be available for sale in December. We anticipate that our enhancements and the shipment of high availability systems will accelerate product sales and broaden market adoption. We have made and are continuing to make significant investments in research and development in XcelaSAN. In part, this investment is being used to develop and implement client recommendations based on their actual test experiences. We will require additional financial resources to complete development of these enhancements. To that end, we have entered into an agreement with a financial institution for secured debt financing of up to $5.0 million. We have also entered into an agreement with a vendor to consign up $3.0 million of certain inventory into our manufacturing facilities. This will allow us to substantially reduce our inventory carrying requirements while still maintaining our ability to service our customers. We expect that these two agreements will generate sufficient additional liquidity for us to meet our operating plans for fiscal 2011."

The Company incurred a net loss for the fourth quarter and fiscal year of $1,611,000, or $0.18 per share and $10,743,000, or $1.21 per share, respectively. This compares to net loss of $1,112,000, or $0.13 per share and $3,135,000, or $0.35 per share for the comparable prior year periods. The current fiscal year's net loss includes a valuation allowance placed on the Company's deferred tax assets totaling $3,611,000, or $0.41 per share.

Mr. Freeman concluded, "Our acquisition of MMB one year ago has exceeded our expectations and the turnaround of our memory solutions business is on track. Our memory solutions business is generating positive cash flow and growing. Our outlook for XcelaSAN is very robust, particularly as we move into High Availability systems later this year. We expect that the enhancements under development will further strengthen our value proposition and sales."

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                           Financial Tables Follow



                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                     (Unaudited)


                              Fourth Quarter Ended        Fiscal Year Ended
                                    April 30                    April 30
                                 2010         2009         2010        2009
                              ____________________        __________________

Revenues                      $   11,873   $  5,639    $  44,020   $  25,897

Costs and expenses:
  Cost of sales                    8,918      3,952       32,408      17,443
  Engineering and development        265        287          997       1,219
  Research and development           877        490        4,265       1,531
  Selling, general and
    administrative                 2,959      2,548       11,810      10,477
  Stock-based compensation
    expense*                         192        138          918         532
  Intangible asset
    amortization expense             145         55          637          55
                              __________   ________    _________   _________
                                  13,356      7,470       51,035      31,257
                              __________   ________    _________   _________

Loss from operations              (1,483)    (1,831)      (7,015)     (5,360)

Other income (expense)              (128)         7         (117)        223
                              __________   ________    _________   _________

Loss before income taxes          (1,611)    (1,824)      (7,132)     (5,137)

Income tax provision (benefit)         0       (712)       3,611      (2,002)
                              __________   ________    _________   _________

Net loss                      $   (1,611)  $ (1,112)   $ (10,743)  $  (3,135)
                              ==========   ========    =========   =========

Net loss per share:
  Basic                       $    (0.18)  $  (0.13)   $   (1.21)  $   (0.35)
                              ==========   ========    =========   =========
  Diluted                     $    (0.18)  $  (0.13)   $   (1.21)  $   (0.35)
                              ==========   ========    =========   =========

Weighted average number
  of shares outstanding:
  Basic                            8,918      8,869        8,891       8,869
                              ==========   ========    =========   =========
  Diluted                          8,918      8,869        8,891       8,869
                              ==========   ========    =========   =========

*Items are recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-K.

                      DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)


                                        April 30, 2010        April 30, 2009

ASSETS
Current assets
  Cash and cash equivalents            $         2,507       $        12,525
  Accounts receivable, net                       5,344                 3,381
  Inventories                                    6,872                 2,201
  Deferred income taxes                              0                   300
  Other current assets                              87                   126
                                       _____________________________________
  Total current assets                          14,810                18,533

Deferred income taxes                                0                 3,282

Property and equipment, net                      1,117                 1,100

Other assets                                       105                   136

Intangible assets, net                             867                 1,504

Goodwill                                           754                     0
                                       _____________________________________

Total assets                           $        17,653       $        24,555
                                       =====================================

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities
  Accounts payable                     $         3,523       $         1,386
  Accrued liabilities                            1,738                 2,070
  Short term debt                                1,000                     0
                                       _____________________________________
    Total current liabilities                    6,261                 3,456


Stockholders' equity                            11,392                21,099
                                       _____________________________________

Total liabilities and
stockholders' equity                   $        17,653       $        24,555
                                       =====================================